Exhibits 5.1 and 23.1

September 16, 2021

MJ Holdings, Inc., Inc.

2580 S. Sorrel St.

Las Vegas, NV 89146

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

I am counsel for MJ Holdings, Inc., a Nevada corporation (the “Company”), in connection with the proposed public offering of up to 9,304,165 shares of the common stock, $0.001 par value per share (“Common Stock”) of the Company by the selling shareholders listed in the Registration Statement in the section entitled “Selling Shareholders” (collectively, the “Selling Shareholders”) under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1 (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about September 14, 2021.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Nevada;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 46,000,000 shares of common stock that are issuable and being offered by the Selling Shareholders upon conversion of the subject convertible notes will be legally issued, fully paid and non-assessable when offered by the Selling Shareholders under the Registration Statement, pursuant to the laws of the State of Nevada and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Law Offices of Gary L. Blum

/s/ Gary L. Blum, Esq.
Gary L. Blum, Esq.